Exhibit 4.3

Amended and Restated

License and Services Agreement

IMLeagues LLC

(IML)

and

MOKO Social Media Limited

(MOKO)

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Contents

1.	PRELIMINARY	1

2.	LICENSE	4

3.	SERVICES	6

4.	RESPONSIBILITIES OF THE PARTIES	6

5.	RESPONSIBILITIES OF MOKO	7

6.	JOINT RESPONSIBILITIES	8

7.	FEES AND PAYMENT	9

8.	INTELLECTUAL PROPERTY	9

9.	WARRANTIES, LIABILITIES AND INDEMNITIES	10

10.	TERMINATION	12

11.	EXPIRATION	12

12.	CONFIDENTIALITY	12

13.	TAXES AND WITHHOLDING TAXES	14

14.	DISPUTE RESOLUTION	14

15.	FORCE MAJEURE	15

16.	ENTIRE AGREEMENT	15

17.	ASSIGNMENT AND NOVATION	15

18.	WAIVER	15

19.	MODIFICATION	16

20.	RELATIONSHIP	16

21.	FURTHER ASSURANCES	16

22.	SURVIVAL	16

23.	SEVERABILITY	16

24.	GOVERNING LAW	17

25.	NOTICES	17

26.	EXECUTION	17

SCHEDULE 1 – FEES

SCHEDULE 2 – SERVICES

SCHEDULE 3 – IML DATA

SCHEDULE 4 – API LICENSE

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

1.

LICENSE AND SERVICES AGREEMENT

Parties

1.	IMLeagues LLC of 66 Bogart Ct, Princeton, NJ 08540 (IML)

2.	MOKO Social Media Limited (ACN 111 082 485) of Suite 4, Level 9, 341 George Street, Sydney NSW 2000 (MOKO)

Introduction

A.	IML owns all right, title, and ownership in and to the IML Website, the API, and IML Data.

B.	MOKO owns all right, title, and ownership in and to REC*IT and wishes to develop REC*IT utilizing the IML Data.

C.	IML and MOKO are parties to a License and Services Agreement dated October 10, 2013. IML and MOKO desire to amend and restate the October 10, 2013 License and Services Agreement in its entirety as set forth herein.

Operative clauses
1.	PRELIMINARY

1.1	Definitions

In this Agreement:

Agreement means this agreement and all schedules and annexures thereto;

API means IML’s application programming interface as developed for, and related to, the IML Data, for which IML will provide MOKO access pursuant to the terms of this Agreement.

Bonus means the amount calculated in the manner specified in Item 6 of Schedule 1;

Business Day means a day of the week excluding Saturday, Sunday or a federal holiday in the United States;

College Activities means college intramurals, college fitness programs, and college club sports.

Commencement Date means the date set out in Item 1 of Schedule 1;

Corporate User means a college which has registered to use REC*IT;

Fees means the fees calculated in the manner and payable at the times set out in Item 3(b) of Schedule 1;

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

2.

IML Business means the business of operating the IML Website and college intramural scheduling and various other applications related to college activities;

IML Data means the data collected by IML and provided to MOKO under this Agreement, as set forth in the Schedule 3 attached to this Agreement;

IML Trade Mark means the trade mark(s) related to the IML Website, whether registered or unregistered;

IML User means a college that has an account with the IML Website or IML applications;

IML Website means the sports website “www.imleagues.com” and such other websites or applications operated by IML relating to College Activities;

Individual IML User means an individual who has registered to use the IML Website;

Individual MOKO User means an individual who has registered to use REC*IT;

Insolvency Event in relation to a Party means any of the following events:

(a)	the Party ceases to (or is unable to) pay its creditors in the ordinary course of business, or announces its intention to do so;

(b)	a receiver, manager, receiver and manager, administrative receiver or similar officer is appointed to the Party or any of its assets;

(c)	the Party enters into, or resolves to enter into, a scheme of arrangement, compromise or composition with any class of creditors;

(d)	a resolution is passed or an application to a court is taken for the winding up, dissolution, official management or administration of that Party; or

(e)	anything having a substantially similar effect to any of the events specified above happening under the law of any applicable jurisdiction;

Intellectual Property Rights means the rights comprised in any patent, copyright, design, trade mark, eligible layout or similar rights whether at common law or by statute, rights to apply for registration under a statute in respect of those or like rights and rights to protect trade secrets, know-how, goodwill or Confidential Information;

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

3.

Parties means IML and MOKO, and Party means either of them;

Percentage means the percentage referred to in Item 5 of Schedule 1;

REC*IT means a mobile application available via mobile web HTML5 and native applications with main features including aggregating of College Activities and information including activity availability, schedules, results, standings and players. REC*IT aims to customize the experience to specific users, by providing them with information relevant to the teams they play in and activities they partake in. In addition REC*IT integrates socialization and communication strategies through existing social networking channels and embedded chat and media sharing and Upgrades;

REC*IT Business means the business of operating REC*IT;

REC*IT Data means all data relating to the operation of REC*IT excluding the IML Data;

REC*IT Trademark means the trade mark(s) related to REC*IT, whether registered or unregistered;

Retainer means the fee set out in Item 3(a) of Schedule 1

Services means the services set out in Schedule 2;

Term means the period specified in Item 2 of Schedule 1;

Upgrades means the developments, improvements, modifications, additions and updates made to REC*IT during the Term.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	the Introduction is correct;

1.2.2	headings do not affect interpretation;

1.2.3	singular includes plural and plural includes singular;

1.2.4	words of one gender include any gender;

1.2.5	reference to legislation includes any amendment to it, any legislation substituted for it, and any subordinate legislation made under it;

1.2.6	a month is a calendar month;

1.2.7	reference to a person includes a corporation, joint venture, association, government body, firm and any other entity;

1.2.8	reference to a Party includes that Party’s personal representatives, successors and permitted assigns;

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

4.

1.2.9	reference to a thing (including a right) includes a part of that thing;

1.2.10	a reference to conduct includes any omission and any statement or undertaking, whether or not in writing;

1.2.11	mentioning anything after include, includes or including does not limit what else might be included;

1.2.12	a provision must not be construed against a Party only because that Party prepared it;

1.2.13	if a thing is to be done on a day which is not a Business Day, it must be done on the Business Day after that day;

1.2.14	another grammatical form of a defined expression has a corresponding meaning;

1.2.15	a reference to this Agreement or any other agreement or document is to this Agreement or that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement; and

1.2.16	monetary references are references to the United States dollars.

2.	LICENSE

2.1	Grant of Licenses

2.1.1	Data License. Subject to the terms of this Agreement, IML grants to MOKO, and MOKO accepts the grant of, a non-transferable license to use the IML Data for the Term and any Renewal Term solely as necessary for the performance of its obligations under this Agreement (the Data License). During the Term and any Renewal Term, IML shall not grant a Data License to any REC*IT competitor for use relating to College Activities.

2.1.2	API License. Subject to the terms of this Agreement, IML grants to MOKO, and MOKO accepts the grant of, a non-transferable license to use the API solely as set forth on Schedule 4 (the API License). During the Term and any Renewal Term, IML shall not grant an API License to any REC*IT competitor for use relating to College Activities.

2.2	Restrictions on Use

2.2.1	IML Data. MOKO will not (and will not permit any third party to) make any use or disclosure of the IML Data that is not expressly permitted under this Agreement. Without limiting the foregoing, MOKO shall not (and will not permit any third party to): (i) resell, distribute, or sublicense the IML Data; (ii) contact an individual using any information contained in the IML Data, whether by e-mail, phone, mail, or otherwise, after the individual has opted out of receiving such contact; (iii) store any IML Data, register IML accounts, or sign up for teams or fitness classes, provided, however, that MOKO may temporarily store copies of the IML Data in RAM that are incidental to MOKO’s accessing and viewing of such IML Data, and may temporarily store files pertaining to the IML Data as they are automatically cached on MOKO’s systems solely for purposes of enhancing the performance of REC*IT; or (iv) use any information

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

5.

contained in the IML Data to send any individual a communication that contains Objectionable Content. For purposes of this Agreement, “Objectionable Content” means content that: (x) is pornographic, illegal, racist, libellous, defamatory, contrary to public policy, infringing of a third party’s intellectual property or other rights, or otherwise unlawful; (y) contains hate speech, “spam,” malicious code, adware, spyware or drive-by download applications; and/or (z) promotes pornography, the use of illegal substances, illegal activity, racism, hate, “spam,” mail fraud, pyramid schemes, investment opportunities, or advice not permitted by law.

2.2.2	API. MOKO shall not (and will not permit any third party to): (i) use the API in a manner that is not in compliance with this Agreement or all federal, state, and local statutes and regulations; (ii) reverse engineer, decompile or disassemble any program code or otherwise attempt to discover the source code of the API; (iii) copy, modify, create derivative works of, sublicense, sell, lease, loan, rent, distribute, convey, pledge as security or otherwise encumber the API or any part thereof; (iv) remove proprietary notices or legends or other indicia of ownership included in or on the API; (v) place the API in the possession or under the control of any person other than an employee or agent of the MOKO.

2.3	Limited Exclusivity

2.3.1	For the avoidance of doubt, neither the Data License or the API License shall in any way affect IML’s right to use the IML Data.

2.3.2	During the Term:

(a)	and for seven (7) years thereafter, neither MOKO nor any affiliate of MOKO will, directly or indirectly, provide website or mobile applications for use in any business that competes with the IML Business or assist any business that competes with the IML Business to compete with the IML Business.

(b)	MOKO shall ensure that REC*IT shall solely and exclusively be accessible via a mobile specific service. For the avoidance of doubt, MOKO will ensure that REC*IT is not accessible via any non-mobile website, and that should a person attempt to access REC*IT via a normal, non-mobile website browser, it will display a warning that REC*IT is only to be accessed from a mobile device and said person shall not be able to access REC*IT via the non-mobile website browser.

(c)	Neither IML nor any affiliate of IML will directly or indirectly use any native mobile application that is competitive with REC*IT for College Activities or assist any business that competes with REC*IT in the native mobile application space to compete with REC*IT with respect to College Activities.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

6.

2.4	Renewal

2.4.1	Subjet to Section 2.4.2 below, this Agreement shall automatically renew for additional one (1) year terms (which shall start January 1 and end December 31) (each, a Renewal Term) unless MOKO provides IML written notice of MOKO’s intention not to renew at least 120 days before the expiration of a Renewal Term (the Renewal Notice Date); provided, however, that in order for the Agreement to renew as described herein, MOKO must (i) not be in material breach of the Agreement, and (ii) pay to IML for each Renewal Term the greater of (A) the Renewal Fee for such year as provided in Schedule 1 Item 7 (the Renewal Fee), or (B) a ten percent (10%) share of the Net Revenue earned by REC*IT during such Renewal Term (the Revenue Share). For purposes of this Agreement, Net Revenue means the net Revenue of REC*IT related to College Activities as determined in accordance with U.S. Generally Accepted Accounting Principals. If MOKO chooses to renew, then MOKO shall pay the Renewal Fee to IML thirty (30) days in advance of such Renewal Term, and failure by MOKO to do so shall be deemed a nonremedial material breach of the Agreement by MOKO as described in Section 10 of this Agreement. If, at the conclusion of such Renewal Term, the Revenue Share exceeds the Renewal Fee, then MOKO shall pay to IML the difference between the Revenue Share and the Renewal Fee within thirty (30) days of the end of that Renewal Term. MOKO will provide to IML a Net Revenue report with each Revenue Share payment.

2.4.2	IML and MOKO agree that upon the expiration of the Term of the Agreement, the Agreement shall be automatically renewed for 2 successive Renewal Terms, subject to the terms and payment obligations set forth in Section 2.4.1.

3.	SERVICES

In providing the Services, IML shall perform the Services with due skill, care and diligence.

4.	RESPONSIBILITIES OF THE PARTIES

Each Party shall use commercially reasonable efforts to:

4.1	Ongoing

4.1.1	cooperate with the other Party to:

(a)	co-develop a technical strategy to achieve optimal results;

(b)	assign appropriate resources to support the above;

(c)	provide and adhere to a reasonable schedule for development;

4.2.1	resolve issues reported by the other Party;

4.2.2	(a) continue to operate the IML Business and maintain the IML Website and API, in the case of IML, and (b) operate the REC*IT Business and maintain REC*IT, in the case of MOKO;

4.2.3	at its own cost and within a reasonable time, correct an error, defect, malfunction or nonconformity in: (a) the IML Website and the API, in the case of IML, and (b) REC*IT, in the case of MOKO; and

4.2.4	provide ongoing support services, as and when required, to (a) Individual IML Users and IML Users, in the case of IML, and (B) Individual MOKO Users and Corporate Users, in the case of MOKO.

4.2.5	(a) undertake any and all other necessary development work to enable the API to allow MOKO and REC*IT to connect to IML data feeds and ingest that data within the REC*IT app, in the case of IML,

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

7.

and (b) provide any and all cooperation requested by IML in this regard, in the case of MOKO.

4.2	Marketing

Both Parties will jointly advertise, market, and promote REC*IT to IML Users, colleges, Corporate Users and Individual IML Users as follows (the Promotion Obligation):

4.3.1	MOKO’s responsibilities under the Promotion Obligation shall be mutually determined by the Parties.

4.3.2	IML’s responsibilities to promote REC*IT are solely limited to promoting REC*IT to IML Users by:

(a)	the inclusion of a note on every IML User’s home page of the IML Website displaying information about REC*IT and a link to download REC*IT;

(b)	the inclusion of promotional language in relation to REC*IT and/or endorsement of REC*IT at the bottom of the majority of IML’s outgoing emails and materials to IML Users and colleges in a manner and form to be determined by IML in its sole and absolute discretion.

(c)	making commercially reasonable efforts to promote REC*IT across additional IML assets.

5.	RESPONSIBILITIES OF MOKO

5.1	REC*IT

5.1.1	MOKO will timely pay to IML all Fees as set out in Schedule 1 and any Renewal Fees and Revenue Share, if applicable.

5.1.2	MOKO will accept and ingest the IML Data provided by IML into REC*IT.

5.1.3	MOKO will at its own cost:

(a)	maintain, develop and market, subject to Section 4 herein, REC*IT; and

(b)	create, maintain and update the REC*IT Data.

5.1.4	MOKO shall host REC*IT. Except for scheduled and emergency maintenance, MOKO shall use commercially reasonable efforts to ensure that REC*IT is available twenty-four (24) hours a day, seven (7) days a week.

5.1.5	MOKO acknowledges and agrees that it shall remove any advertising placed on REC*IT that may, without limitation, violate applicable law and/or any Corporate User’s policy.

5.1.6	MOKO acknowledges and agrees that it shall enter into written agreements with Corporate Users and Individual MOKO Users that contain terms that: (a) are no less restrictive and no less protective of IML than the terms set forth in this Agreement and IML’s online user Terms and Conditions, which are available at http://www.imleagues.com/Portal.aspx?Portal=TermsCondition, and

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

8.

(b) expressly and prominently state that REC*IT is not owned or operated by IML.

5.1.7	MOKO acknowledges and agrees that, from time to time, one or more of IML’s advertiser clients may wish to place advertisements on REC*IT (IML Client Advertisements), and MOKO shall cooperate with IML directly to place such IML Client Advertisements on REC*IT subject to rates and availability as reasonably determined by REC*IT. Insertion orders may be issued by IML on behalf of their advertiser client, and invoicing shall be made out to IML based on terms of net 30 days from the end of the month in which impressions were served.

5.1.8	MOKO acknowledges and agrees that it shall give Individual MOKO Users and Corporate Users the options, and shall comply with any Individual MOKO Users and Corporate Users’ decision to exercise said options, of: (a) opting out of providing to MOKO certain types of data (the Opt Out Option), and (b) cancelling, deleting, and/or deactivating their accounts and/or registrations with MOKO (the Cancellation Option).

5.1.9	Subject to the Moko Non-Mobile Obligation, MOKO acknowledges and agrees that within one (1) year from the Commencement Date, MOKO must launch, and maintain thereafter for the duration of the Term, REC*IT in both native iPhone and Android applications.

6.	JOINT RESPONSIBILITIES

6.1	License of Trade Marks

6.1.1	IML grants to MOKO a limited, non-transferrable, non-sublicenseable, and non-exclusive license to use the IML Trade Mark solely for the purposes of:

(a)	the Promotion Obligation during the Term; and

(b)	an attribution of reasonable size, placement, and prominence on REC*IT that states, “Official Mobile Partner of IMLeagues” (the Attribution).

6.1.2	MOKO shall delete or change the Attribution if requested by IML in IML’s sole discretion.

6.1.3	MOKO will grant to IML a limited, non-transferrable, non-sublicenseable, and non-exclusive license to use the REC*IT Trade Mark solely for the purposes of the Promotion Obligation during the Term.

6.1.4	Each Party shall: (a) not use the other Party’s trade mark(s) in a way that would cause any person reasonably to infer or would otherwise

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

9.

convey the impression that the Parties are in any way affiliated with or otherwise acting on behalf of each other, (b) not do, omit to do, or permit to be done, any act which will or may dilute the other Party’s trade marks or tarnish or bring into disrepute the reputation of or goodwill associated with the other Party’s trade marks or the other Party, or (c) not apply for, or obtain, or assist any person in applying for or obtaining any registration of the other Party’s trade mark, or any trade mark, service mark, trade name or other indicia confusingly similar to the other Party’s trade marks.

6.1.5	The Parties acknowledge that every use of the other Party’s trade marks shall inure to the benefit of the other Party and that the provisions of this paragraph do not convey to a Party any right, title or ownership interest in the other Party’s trade marks. Neither Party shall take any action or a lack of action that would in any way impair the other Party’s proprietary rights. If either Party (an “Unintended Acquirer”) acquires any rights to the other Party’s trade mark(s) (the “Trade Mark Owner”), by operation of law, or otherwise, such rights shall be deemed and are hereby irrevocably assigned by the Unintended Acquirer to the Trade Mark Owner without further action by any of the Parties. Each Party agrees not to dispute or challenge or assist any person in disputing or challenging the Trade Mark Owner’s rights in and to the Trade Mark Owner’s trade marks or the validity of the Trade Mark Owner’s trade marks.

6.2	Appointment of Representative

Each Party will appoint a representative as a principal point of contact to deal with the other Party in respect of this Agreement.

7.	FEES AND PAYMENT

7.1	In consideration of the provision of the Services and the grant of the License, MOKO will pay to IML:

7.1.1	the Retainer; and

7.1.2	the Fees.

7.1.3	any Bonus, Renewal Fees and Revenue Share that become due and owing pursuant to the terms of this Agreement.

8.	INTELLECTUAL PROPERTY

8.1	Ownership

8.1.1	Title to and ownership of REC*IT and the REC*IT Data, including copies thereof and all Intellectual Property Rights therein, will remain at all times with MOKO. No title or ownership of REC*IT or the REC*IT Data or any part of it is transferred to IML.

8.1.2	Title to and ownership of the IML Website, the API, and the IML Data, including copies thereof and all Intellectual Property Rights therein, will remain at all times with IML. No title or ownership of the IML Website, the API, and the IML Data or any part of it is transferred to MOKO.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

10.

8.2	Security

MOKO shall use commercially reasonable measures to protect the IML Data and REC*IT Data at all times from unauthorised access or use.

8.3	Infringements

8.3.1	Each Party shall inform the other Party forthwith upon becoming aware of any third party infringement of the other Party’s Intellectual Property Rights and/or challenges to the other Party’s ownership and/or right to use the IML Website, the API, the IML Data, REC*IT or REC*IT Data (as the case may be) or any other matter that may reasonably be expected to have a material effect on the IML Website, the API, the IML Data, REC*IT or REC*IT Data (as the case may be).

8.3.2	The Parties shall cooperate and provide reasonable non-monetary assistance to each other to pursue or defend the matters described in Section 8.3.1.

9.	WARRANTIES, LIABILITIES AND INDEMNITIES

9.1	Entity Status and Authority

9.1.1	IML warrants to MOKO that it is a company duly existing under the laws of New Jersey and has full corporate power and authority to enter into this Agreement and complete the transactions contemplated by this Agreement.

9.1.2	MOKO warrants to IML that it is a company duly existing under the laws of Australia and has full corporate power and authority to enter into this Agreement and complete the transactions contemplated by this Agreement.

9.2	Mutual Warranties

The Parties warrant to each other that:

9.2.1	the execution, delivery and performance of this Agreement has been duly and validly authorised by all necessary action on their part and this Agreement is a valid and binding agreement on them enforceable in accordance with its terms; and

9.2.2	entry to this Agreement and the performance of their obligations under this Agreement do not and will not violate or conflict with or result in a breach of or constitute a default under or result in the imposition of any encumbrance under the provisions of their constitutions or any other instrument.

9.3	Warranties by IML

IML warrants to MOKO that:

9.3.1	IML is currently the owner of, and/or has obtained the right to use and license as set forth in this Agreement, the IML Website and the IML Data (free from encumbrances);

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

11.

9.3.2	the use by MOKO of the IML Data in accordance with this Agreement:

(a)	will not breach or infringe the rights, including any Intellectual Property Rights, of any person; and

(b)	does not require any further consent of IML or anyone else.

9.3.3	IML’s work on the API shall be performed in a competent, professional, and workman-like manner, in accordance with current industry standards.

9.4	Warranties by MOKO

Moko warrants to IML that:

9.4.1	MOKO’s work on REC*IT shall be performed in a competent, professional, and workman-like manner, in accordance with current industry standards;

9.4.2	MOKO’s employees who work on REC*IT shall be qualified to perform the tasks and functions which they are assigned; and

9.4.3	REC*IT and all intellectual property therein will not infringe any Intellectual Property Right of any third party.

9.4.4	Advertisements on REC*IT shall not: (i) infringe any Intellectual Property Right, right of publicity, or other proprietary rights of any third party; (ii) be threatening, tortious, defamatory, libellous, indecent, obscene, pornographic, invasive of another’s privacy, or promote violence, alcohol, or tobacco products; or (iii) disclose any sensitive information about another person, including that person’s e-mail address, postal address, phone number, credit card information, or any similar information.

9.5	Disclaimer

Except as expressly set forth herein, the IML Website, the API, the IML Data, REC*IT, and the REC*IT Data are provided “as is” and “as available,” and neither Party makes any warranties with respect to same and hereby disclaims any and all express, implied or statutory warranties. To the extent that either Party may not as a matter of applicable law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such law.

9.6	Indemnities

Each Party (the Indemnifying Party) shall indemnify, defend, and hold harmless the other Party (the Indemnified Party) from and against all and any losses, liabilities, damages, fines, and related costs and expenses (including reasonable legal fees) which the Indemnified Party may incur in connection with any third party claim, action, or proceeding to the extent arising from or relating to: (i) any breach or default by the Indemnifying Party of its representations or warranties herein, (ii) the Indemnifying Party’s gross negligence or wilful misconduct.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

12.

9.7	Limitation of Liability

Except with respect to an indemnifying Party’s indemnification obligations for third party claims under Section 9.6 or a party’s liability for breach of its confidentiality obligations under Section 12: (A) in no event shall either Party be liable for any special, incidental, indirect, or consequential damages of any kind arising out of or in connection with this Agreement, whether or not the Party has been advised of the possibility of such damages, and (b) each Party’s maximum liability arising out of or in connection with this Agreement, regardless of the cause of action (whether in contract, tort, breach of warranty, or otherwise), will not exceed the amount of fees paid to IML by MOKO during the twelve (12) month period immediately preceding the claim.

10.	TERMINATION

10.1	Either Party may terminate this Agreement as follows:

10.1.1	immediately upon the provision of written notice to the other Party if said Party is in material breach of any of its obligations under this Agreement which is not remediable, or if remediable, it has failed to remedy within thirty (30) Business Days of written notice requiring it to do so (a Termination for Breach);

10.1.2	immediately upon the provision of written notice to the other Party if said Party suffers an Insolvency Event;

10.2	In the event of a Termination for Breach during the Term or any Renewal Term:

10.2.1	if the breaching Party is MOKO, MOKO shall forfeit any Fees or Renewal Fees paid in advance by MOKO for the year in which such breach occurs, and MOKO shall pay to IML, within thirty (30) days of the date of such termination, (the TFB Date) (i) twenty percent (20%) of the Fees for each remaining year of the Term or Renewal Term plus (ii) if such Termination for Breach occurs prior to December 31, 2018, (20%) of the Renewal Fee for each remaining Renewal Term, each to the extent such Fee or Renewal Fee has not been paid as of the TFB Date; and

10.2.2	if the breaching party is IML, IML shall pay to MOKO (i) all of the Fees already paid by MOKO for the year in which such breach occurs, plus (ii) any Renewal Fee paid in advance of a Renewal Term pursuant to Section 2.4.1, plus (iii) (a) if such breach occurs on or prior to December 31, 2017, twenty percent (20%) of the unpaid Fees for each Remaining Year of the Term, plus (20%) of the Renewal Fee for each remaining Renewal Term, or (b) if such Termination for Breach occurs after December 31, 2017, 20% of the Renewal Fee for the next Renewal Term.

10.3	For the avoidance of doubt, termination of this Agreement does not affect any existing or other rights or claims of the Terminating Party in respect of this Agreement.

10.4	In the event that MOKO terminates this Agreement as a result of a material breach of this Agreement by IML, the provisions of Section 2.3.2(a) of this Agreement shall immediately terminate and be of no further force and effect.

11.	EXPIRATION

11.1	Upon the termination or expiration of this Agreement as described herein, each Party shall promptly return to the other Party or, at the other Party's direction, destroy, all property of the other Party (including, all Confidential Information of that other Party) and shall not retain any copies of the same, and shall delete all data of the other party, including individual user data unless an individual user consents to have such data held and/or used by the other party.

11.2	In the event that MOKO chooses not to renew this Agreement or this Agreement terminates as a result of a material breach of the Agreement by MOKO, MOKO shall if requested by IML, place clear notification visible immediately upon opening REC*IT that the application is no longer affiliated with IMLeagues for a period of six (6) months (which notification shall be subject to reasonable approval by MOKO). Such notification may include a link to an IML replacement application and/or additional information.

11.3	In the event that this Agreement terminates as a result of a material breach of the Agreement by IML, IML shall, if requested by MOKO, place clear notification visible on the IML Website homepage that the REC*IT application is no longer affiliated with the IML Website for a period of six (6) months (which notification shall be subject to reasonable approval by IML). Such notification may include a link to a MOKO replacement website application and/or additional information.

12.	CONFIDENTIALITY

12.1	The provisions and obligations of this Section 12 shall survive the expiration or early termination of this Agreement.

12.2	A Party (the Receiving Party) may only use Confidential Information of the other Party (the Disclosing Party):

12.2.1	if necessary to perform the Receiving Party’s obligations under this Agreement; or

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

13.

12.2.2	if the Disclosing Party otherwise consents to the use in writing.

12.3	The Receiving Party may only disclose Confidential Information of the Disclosing Party:

12.3.1	to the Receiving Party’s professional advisers and employees who have a need to know such Confidential Information in connection with the Receiving Party’s performance of this Agreement;

12.3.2	to the extent required to be disclosed by applicable law or by any authority or regulatory body having jurisdiction over the Receiving Party (a Legally Compelled Disclosure);

12.3.3	if necessary to perform the Receiving Party’s obligations under this Agreement;

12.3.4	if the Disclosing Party consents to the disclosure in writing;

12.4	The Receiving Party will protect the confidentiality of any Confidential Information disclosed by the Disclosing Party using at least the degree of care that it uses to protect its own confidential information (but no less than a commercially reasonable degree of care).

12.5	The Receiving Party will, prior to providing any affiliate, employee, or professional adviser access to any Confidential Information of the Disclosing Party, inform such affiliate, employee, or professional adviser of the confidential nature of such Confidential Information and require such affiliate, employee, or professional adviser to comply with the Receiving Party’s obligations hereunder with respect to such Confidential Information. The Receiving Party will be responsible to the Disclosing Party for any violation of this Section by any such affiliate, employee, or professional adviser.

12.6	In the event the Receiving Party is required to undertake a Legally Compelled Disclosure (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or other process or otherwise), the Receiving Party shall provide to the Disclosing Party prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

14.

Section. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall use its best efforts to ensure that confidential treatment shall be afforded such disclosed portion of the Confidential Information.

12.7	In this Section 12, the term “Confidential Information” means:

12.7.1	any term of this Agreement;

12.7.2	trade secrets, know-how, financial data, accounting information, statistics, research, scientific, technical, product, market or pricing information of a Party or relating to a Party’s systems, business, employees or contractors;

12.7.3	any other information belonging to a Party that is marked “confidential”;

12.7.4	the IML Data; and

12.7.5	any other information belonging to a Party which would be reasonably understood to be of a confidential nature.

12.8	Notwithstanding any of the foregoing, Confidential Information does not include information which:

12.8.1	is or becomes public knowledge without any action by, or involvement of, the Receiving Party;

12.8.2	is documented as being known to the Receiving Party prior to its disclosure by the Disclosing Party;

12.8.3	is independently developed by the Receiving Party without reference or access to the Confidential Information of the Disclosing Party and is so documented; or

12.8.4	is obtained by the Receiving Party without restrictions on use or disclosure from a third person who, to the Receiving Party’s knowledge, did not receive it, directly or indirectly, from the Disclosing Party.

13.	TAXES AND WITHHOLDING TAXES

13.1	All amounts payable by MOKO to IML under this Agreement are inclusive of all applicable taxes.

13.2	If at any time any applicable law requires MOKO to make any deduction or withhold any moneys in respect of United States taxes from any payment to IML under this Agreement, MOKO shall:

13.2.1	notify IML of the nature of that requirement promptly after MOKO becomes aware of it;

13.2.2	ensure that any such deduction or withholding does not exceed the minimum amount legally required;

13.2.3	pay to the relevant United States authority the full amount of any such deduction or withholding within the time for payment allowed under applicable law; and

13.2.4	promptly deliver to IML copies of any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

14.	DISPUTE RESOLUTION

14.1	If a dispute arises between the Parties in respect of any matter arising from this Agreement (Dispute), a Party seeking to so resolve a Dispute must notify the existence and nature of the Dispute to the other Party (Notification). Upon receipt of a Notification, the other Party must refer the Dispute to its directors(s) (or nominees) for resolution.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

15.

14.2	Any Dispute which has not been resolved within thirty (30) days of the Notice of such Dispute shall be settled by binding arbitration. The arbitration shall be commenced and conducted under the Comprehensive Arbitration Rules of JAMS, available at the JAMS website www.jamsadr.com; provided, however, that either party may request that discovery be goverened by the Federal Rules of Civil Procedure. The arbitration may be conducted in person, through the submission of documents, by phone or online. If conducted in person, the arbitration shall take place in New Jersey. The parties may litigate in court to compel arbitration, to stay proceeding pending arbitration, to confirm, modify, vacate or enter judgment on the award entered by the arbitrator, or for claims relating to the ownership, validity or enforcement of any intellectual property rights.

14.3	The arbitration shall be conducted before a panel of one or more arbitrators. The arbitrator(s) shall be selected from the JAMS list of arbitrators pursuant to agreement between the parties or through selection procedures administered by JAMS. The arbitrator(s) shall determine the matters in dispute strictly in accordance with the terms of this Agreement and the substantive law of the State of New Jersey excluding its principles of conflicts of laws, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

14.4	The award of the arbitrators shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, provided that THE ARBITRATOR(S) SHALL HAVE NO AUTHORITY TO AWARD EITHER PARTY ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS), OR ATTORNEYS' FEES OR COSTS. Judgment upon the award by the arbitrator(s) may be entered and enforced in any court of competent jurisdiction.

14.5	The arbitration and any discovery taken shall be conducted as promptly as possible; provided, however, that neither party shall institute an arbitration proceeding hereunder unless at least thirty (30) days prior thereto such party shall have furnished to the other party written notice by certified mail of its intent to do so. Notice to either party shall be addressed to the point of contact designated in Section 26 (“Notices”) herein, and shall be sufficiently detailed to permit the other party to understand the claim(s) and identify witnesses and relevant documents.

15.	FORCE MAJEURE

Except with respect to failure to pay any amount due under the Agreement, non-performance of either Party shall be excused to the extent that performance is rendered impossible by an act of God, war, civil disturbance, strike, fire, flood, catastrophic weather condition, earthquake, governmental acts, orders or restrictions, failure of suppliers, Internet or telecommunications failure, computer virus, third party interference or other third party software or hardware that may cause interruptions, delays or other problems or losses, failure or fluctuation in electrical power or other utility services, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing Party.

16.	ENTIRE AGREEMENT

The Parties agree that there are no conditions, warranties or other terms affecting the agreement between the Parties other than those embodied in this Agreement and the documents referred to in this Agreement and that this Agreement and the documents referred to in this Agreement contain the whole of the agreement between the Parties.

17.	ASSIGNMENT AND NOVATION

Either Party may assign or novate this Agreement in connection with a corporate reorganization, merger, or sale or other transfer of all or substantially all assets to which this Agreement relates; provided, however, that MOKO may not assign (including by operation of law or change of control) or otherwise transfer this Agreement to any competitor of the IML Business, and IML may not assign (including by operation of law or change of control) or otherwise transfer this Agreement to any competitor of REC*IT for College Activities. MOKO may assign this Agreement to a wholly-owned subsidiary of MOKO. Except as provided above, neither Party may assign its rights or interests or its obligations under this Agreement to a third party without the prior written consent of the other Party.

18.	WAIVER

18.1	Waiver of any right arising from a breach of this Agreement must be in writing and signed by the Party granting the waiver.

18.2	A failure or delay in exercise, or partial exercise, of a right arising from a breach of this Agreement does not result in a waiver of that right.

18.3	A Party is not entitled to rely on a delay in the exercise or non-exercise of a right arising from a breach of this Agreement or from a default under this Agreement as constituting a waiver of that right.

18.4	A Party may not rely on any conduct of the other Party as a defence to exercise of a right by that other Party.

18.5	This Section may not itself be waived except by writing.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

16.

19.	MODIFICATION

The provisions of this Agreement shall not be modified, except by agreement in writing signed by the Parties.

20.	RELATIONSHIP

20.1	Each Party is an independent contractor of the other Party and is not an agent or employee of the other Party.

20.2	A Party does not have any authority to bind or contract the other Party in any manner whatsoever and a Party will not at any time hold itself out to third parties as having authority to enter into or incur any commitments, expenses, liabilities or obligations of any nature on behalf of the other Party.

21.	NON-SOLICITATION

During the Term and for twelve (12) months thereafter, neither Party nor its affiliates (each a “Soliciting Party”) shall solicit, induce or encourage any employee, agent, or contractor of the other Party (the “Non-Soliciting Party”) to accept an offer of employment. Should an offer prohibited by the preceding sentence be made and an employee, agent, or contractor of the Non-Soliciting Party be successfully employed by the Soliciting Party or its affiliates, the Soliciting Party shall pay the Non-Soliciting Party an amount equal to six (6) months of salary and/or fees, as the case may be, of the enticed employee, agent, or contractor at the rate paid by the Non-Soliciting Party immediately prior to such employee, agent, or contractor leaving the Non-Soliciting Party’s employment. The restrictions set forth in this Section shall not apply to individuals hired by a Party or its affiliates as a result of a general solicitation (such as a newspaper, radio, web or television advertisement) not directed specifically to an employee, agent, or contractor of a Party.

22.	FURTHER ASSURANCES

The Parties will sign all documents and do all things necessary or desirable to give effect to this Agreement and will procure its officers, employees, agents and sub-contractors to declare, make or sign all documents and do all things necessary or desirable to give full effect to this Agreement.

23.	SURVIVAL

23.1	Subject to any provision to the contrary, this Agreement will inure to the benefit of and be binding upon the Parties and their successors, trustees, permitted assigns or receivers but shall not inure to the benefit of any other persons.

23.2	The covenants, conditions and provisions of this Agreement which expressly or by their nature are intended to remain in effect after the expiration or termination of the Agreement shall remain in full force and effect following the expiration or termination of the Agreement.

24.	SEVERABILITY

24.1	Any provision of, or the application of any provision of, this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

17.

24.2	Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

24.3	Where any provision of this Agreement is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions of this Agreement.

25.	[RESERVED]

26.	NOTICES

26.1	Notice may be given to a person:

26.1.1	personally;

26.1.2	by leaving it at the person’s address;

26.1.3	by sending it by pre-paid mail to the person’s address;

26.1.4	by sending it by facsimile to the person’s facsimile number or by email to the person’s email address and then confirming it by pre-paid mail to the person’s address.

26.2	Notice is deemed to be received by the addressee:

26.2.1	when left at the addressee’s address;

26.2.2	if sent by pre-paid mail, on the fifth Business Day after posting;

26.2.3	if sent by facsimile and confirmed by pre-paid mail, at the time and on the day shown in a sending machine’s transmission report which indicates that the whole facsimile was sent to the addressee’s facsimile number last notified (or if the day shown is not a Business Day or the time shown is after 5pm at the addressee’s location, at 9am on the next Business Day at the addressee’s location); and if sent by email and confirmed by pre-paid mail, at 9am on the next Business Day after it was sent, if the sender’s transmission report shows that the notice was sent to the person’s email address.

27.	EXECUTION

This Agreement may be executed in counterparts by the respective Parties, each of which when so executed shall be deemed to be an original and all of which-taken together shall be of no force and effect until the counterparts are exchanged.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

18.

EXECUTED as an agreement on January 26, 2015

EXECUTED by
IMLeagues LLC

/s/ Gregory Myers	/s/ Douglas Myers
Director	Director

Gregory Myers	Douglas Myers
Name (Please Print)	Name (Please Print)

EXECUTED by
MOKO Social Media Limited

/s/ Ian Rodwell
Director	Director/Secretary

Ian Rodwell
Name (Please Print)	Name (Please Print)

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended

19.

Schedule 1 - Fees

Item 1:	Commencement Date

October 10th, 2013

Item 2:	Term

The period that commences on the Commencement Date and ends on the Dec 31st, 2016.

Item 3:	Fees

(a)	Retainer – During the Term, MOKO shall pay to IML a retainer of USD$ [***] per month, payable monthly on the first of each month. In addition to the licenses granted herein, in consideration for the Retainer, IML shall engage a senior developer (the Developer) within 60 days after the execution of this Agreement. If a Developer has not been engaged in the 60 day period the retainer shall be reduced to USD$[***] per month until the Developer has been hired. IML shall consult with MOKO in, but shall retain full authority over, the engagement and firing of the Developer, and in the engagement of a replacement Developer should the Developer vacate the position for any reason.

(b)	Fees:

On the relevant Payment Date, if IML satisfies all of the conditions and agreed responsibilities referred to in Items 4 and 6 in this document, IML will be entitled to:

(i)	the Fee referred to below; and

(ii)	the Bonus (if applicable).

Year 1

Payment Date	Fee (USD)

On the Commencement Date	A one-time fee of $ [***] payable within 30 days of the Commencement Date

On Dec 31st, 2013	$ [***]

On the date that is 6 months after the Commencement Date	$ [***]

On the date that is 9 months after the Commencement Date	$ [***]

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

20.

Year 2

Payment Date	Fee (USD)

Oct. 10, 2014 (already paid)	$ [***]
On the execution of the Amended and Restated Agreement	$ [***]
On the completion by IML of the API endpoints listed in Part 2 of Schedule 4	$ [***]

If the API endpoints listed in Part 2 of Schedule 4 are completed by within 45 days from the date of the execution of the Amended and Restated Agreement, MOKO shall pay IML an additional $ [***].
On the date that is 6 months after the first anniversary of the Commencement Date	$ [***]
On the date that is one day prior to the second anniversary of the Commencement Date	$ [***]

Year 3

Payment Date	Fee (USD)

On the second anniversary of the Commencement Date	$ [***]
On the date that is 6 months after the second anniversary of the Commencement Date	$ [***]

Item 4:	KPIs

(a)	The First Fee Payment, which was previously paid by MOKO, related to the completion of data feeds as required by MOKO within 60 days of the Commencement Date of the previous agreement.

(b)	After Year One, if on the relevant Payment Date of a Fee, less than [**] IML Users shall be using IML Websites, a Percentage of a Fee is payable.

Item 5:	Percentage

During the Term, in calculating a Fee, the Percentage applicable will be determined by reference to the following table:

Minimum No. of IML Users throughout the period in respect of which the Fee relates	Percentage

[***] IML Users	[***]

[***] IML Users	[***]

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

21.

Minimum No. of IML Users throughout the period in respect of which the Fee relates	Percentage

[***] IML Users	[***]

[***] IML Users	[***]

[***] IML Users	[***]

[***] IML Users	[***]

[***] IML Users	[***]

[***] IML Users	[***]

[***] IML Users	[***]

[***] IML Users	[***]

Item 6:	Bonus

(a)	College IML Team Bonus. If, throughout Year 2 or 3 of the Term, the number of College IML Users exceeds 600, MOKO will pay to IML USD $1,000 for each College IML User in excess of 600 that has at least twenty-five (25) lndividual IML Users. Such College IML Team Bonus will be due and payable on October 9, 2015 for Year 2 and October 9, 2016 for Year 3.

(b)	College Fitness Program Bonus. For Year 2 and Year 3 of the Term, MOKO will pay IML USD$[***] for each College in excess of [***] Colleges who has (i) at least [***] ([***]) unique visitors that have visited their fitness page, either on the IML Website or on REC*IT and (ii) at least [***] sessions of a fitness activity listed on the IML Website for such College. Such Fitness Program Bonus will be due and payable on October 9, 2015 for Year 2 and October 9, 2016 for Year 3.

Item 7:	Renewal Fee

The Renewal Fee for any Renewal Year shall be equal to USD$[***] plus an amount equal to the percentage change in the Consumer Price Index for the one year prior to the date MOKO notifies IML of its intention to renew the Agreement in accordance with Section 2.4.1 of the Agreement, but in no event shall such percentage exceed [***]%. The Consumer Price Index means the Consumer Price Index for All Urban Consumers (CPI-U), U.S. city average, all items, not seasonally adjusted, as published by the United States Bureau of Labor Statistics. By way of example only, if the percentage change in the Consumer Price Index is 1.8%, the Renewal Fee would equal $[***] ($[***] plus ($[***])).

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

22.

Schedule 2 – Services

1.	Provide commercially reasonable technical support, advice and assistance to MOKO upon reasonable request to facilitate MOKO’s development, marketing and maintenance of REC*IT.

2.	Provide MOKO with data feed in a commercially reasonable format to allow MOKO to gain 24 hour access to the IML Data.

3.	Create a login setup for users that utilizes standard OAuth (open authorization) that enables users to, at their sole discretion, give IML permission to share certain IML Data with MOKO without sharing their security credentials and any other information users designate should not be shared.

4.	Provide the services described in Item 3(a) of Schedule 1.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

23.

Schedule 3 – IML Data

The IML Data shall consist of read only access to the following in connection with College Activities:

Personal Information of the user who Logs In: name, age, gender, year in school, grad year, school affiliation, and e-mails (from users that agree to allow IML to share it with third parties such as MOKO).

Other Information: Teammates (including teammate names, profile picture, gender), teams, game schedules, scores, standings, registration dates, fitness classes, recreation venues, news and announcements, leagues, divisions, statistics, other teams and rosters of those teams.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

24.

Schedule 4 – API License

IML grants MOKO a license to the API solely as necessary for the following purposes (the API License):

Part 1

To allow MOKO to access and use the IML Data pursuant to the Data License

Part 2

To provide MOKO with the API endpoints for the following administrative capabilities on the IML Website and IML applications in connection with the College Activities:

1.	Login
2.	Create account
3.	Create team
4.	Join team
5.	Invitations (to team and associated functions including accept/reject)
6.	Free Agents (join and list)

As set forth in Item 3(b) of Schedule 1, if IML has completed Part 2 of the API License by 45 days after the execution of the Amended and Restated Agreement, then MOKO shall pay IML a bonus of $[***] in addition to the Fee due and owing for completion of this Part 2.

 Part 3

To provide MOKO with the API endpoints for the following administrative capabilities on the IML Website and IML applications in connection with the College Activities:

1.	Enter winners of games
2.	Enter scores
3.	Mark attendance
4.	Mark MVP
5.	Track individual player stats

In addition to the license granted in Parts 1, 2 and 3 of this Schedule 4, IML shall add and provide, within a reasonable timeframe, such additional API endpoints that are relevant to the College Activities as are reasonably requested by MOKO.

Further development requests by MOKO may include (but are not limited to) enhancing data sharing for analytics (e.g., through a dedicated API if most appropriate) to track and measure penetration (i.e., lndividual IML Users activity per campus compared to REC*IT user activity per campus) and other related analytics reasonably requested by MOKO.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.